UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2010

EDGEN MURRAY II, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	333-165928-01	20-8864225
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18444 Highland Road

Baton Rouge, LA 70809

(225) 756-9868

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

For the three months ended June 30, 2010, Edgen Murray II, L.P. (“the Company”) generated sales of $135.7 million, loss from operations of $66.2 million, and net loss of $75.4 million. This compares to sales of $218.8 million, loss from operations of $0.1 million, and net loss of $5.4 million for the three months ended June 30, 2009. For the three months ended June 30, 2010, loss from operations and net loss includes a goodwill impairment charge of $62.8 million, before taxes.

For the six months ended June 30, 2010, the Company generated sales of $280.2 million, loss from operations of $65.5 million, and net loss of $82.4 million. This compares to sales of $454.1 million, income from operations of $24.3 million, and net income of $4.4 million for the six months ended June 30, 2009. For the six months ended June 30, 2010, loss from operations and net loss includes a goodwill impairment charge of $62.8 million, before taxes. Maintenance, repair and operation revenue represented approximately 40% of the Company’s total revenue during the six months ended June 30, 2010 compared to approximately 30% for the year ended December 31, 2009.

The three months ended June 30, 2010 marked a favorable change in new sales inquires and order bookings. Sequentially, the value of new orders increased approximately 47%, and the Company ended the quarter with a $192.5 million sales backlog. The June 30, 2010 sales backlog compares to sales backlog of $132.4 million at March 31, 2010, $143.7 million at December 31, 2009, and $328.3 million at December 31, 2008.

Net cash provided from operating activities was $15.4 million for the six months ended June 30, 2010 compared to net cash used in operating activities of $16.3 million for the six months ended June 30, 2009. At June 30, 2010 and December 31, 2009, cash and cash equivalents was $66.5 million and $65.7 million, respectively.

At June 30, 2010 and December 31, 2009, the Company’s total indebtedness, including capital leases, was $477.5 million and $483.5 million, respectively. At June 30, 2010 and December 31, 2009, total indebtedness excludes accrued interest of $29.8 million and $2.6 million, respectively. At June 30, 2010 and December 31, 2009, there were no borrowings outstanding under the Company’s senior secured credit facility, and at June 30, 2010, the Company had approximately $75.6 million available for borrowings under its senior secured credit facility, net of reserves, and net of $29.1 million of outstanding letters of credit and guarantees. However, the Company must maintain a minimum $25.0 million availability to avoid a springing fixed charge coverage ratio covenant. Because borrowing availability under the senior secured credit facility depends, in part, on inventory and accounts receivable values that fluctuate and is subject to discretionary reserves and revaluation adjustments imposed by the administrative agent and other limitations, availability may not reflect the Company actual borrowing capacity at any one point in time.

Conference Call

The Company has scheduled a conference call to discuss the Second Quarter 2010 financial results of the Company for Tuesday, September 21, 2010, at 11 a.m. Eastern time (10:00 a.m. Central time).

Interested parties in the United States may dial 1-877-317-6789. Additionally, interested parties in Canada may dial 1-866-605-3852, and international parties may dial 1-412-317-6789, to listen live to the conference call.

A replay of the conference call will be available through the Investors link on the Company’s website, www.edgenmurray.com, as soon as possible and will remain available for seven days following the date the replay is posted.

The information in this Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, unless expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2010	EDGEN MURRAY II, L.P.

	By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title Chief Financial Officer

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